Exhibit 99.1

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations - (215) 761-1414
Wendell Potter, Media Relations - (215) 761-4450

CIGNA REPORTS SECOND QUARTER 2005 RESULTS

Earnings Reflect Strong Underlying Results in Each of the Health and Related Benefits Businesses

PHILADELPHIA, August 3, 2005 -- CIGNA Corporation (NYSE: CI) today reported net income of $720 million, or $5.48 per share1, for the second quarter of 2005 compared with $504 million2, or $3.59 per share1,2, for the same period last year. Net income for the second quarter of 2005 includes better than expected results in CIGNA's health and related benefits businesses as well as $430 million of tax audit related benefits.

CIGNA's adjusted income from operations3 was $260 million, or $1.98 per share1, for the second quarter of 2005 versus $235 million2, or $1.68 per share1,2, for the same period last year.

“Our results for this quarter reflect continued strong performance by our health care, group disability and life and international businesses,” said H. Edward Hanway, CIGNA’s chairman and chief executive officer. “Improved health care membership results in the quarter reflect increasing marketplace recognition of the value of our products and services, including our consumerism capabilities.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations (after-tax; dollars in millions, except per share amounts):

	Three months ended
	June 30, 2005	June 30, 2004 [2]	March 31, 2005
Adjusted income from operations	$260	$235	$297
Realized investment gains, net	1	269	11
Special items,[4] net	110	-	128
Income from continuing operations	371	504	436
Income from discontinued operations	349	-	-
Net income	$720	$504	$436
Adjusted income from operations, per share[1]	$1.98	$1.68	$2.24
Income from continuing operations, per share[1]	$2.82	$3.59	$3.28
Net income per share[1]	$5.48	$3.59	$3.28

•	Consolidated revenues were $4.1 billion for the second quarter of 2005 and $4.6 billion for the second quarter of 2004.

•
Health care medical claims payable[5] were approximately $900 million at June 30, 2005 and $1.1 billion at December 31, 2004. The decline in health care medical claims payable reflects the impact of favorable prior year claim development and lower membership.

•
The company repurchased on the open market approximately 3.5 million shares of its stock for $350 million during the second quarter of 2005 and approximately 590,000 shares for $64 million in July 2005. On July 27, 2005, CIGNA's Board of Directors increased the company’s stock repurchase authority by $500 million. The company has $727 million of stock repurchase authority available.

•	Cash and short-term investments at the parent company were approximately $1.4 billion at June 30, 2005 and $1.5 billion at December 31, 2004.

•
Special items in the second quarter of 2005 include an $81 million after-tax benefit primarily related to completion of a federal tax audit and $29 million after-tax of accelerated gain related to the sale of the retirement benefits business.

•	Also as a result of the tax audit, income from discontinued operations includes $349 million after-tax associated with the disposition of certain businesses in recent years.

HIGHLIGHTS OF SEGMENT RESULTS

•	Adjusted segment earnings are adjusted income from operations[3], as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical products provided on full risk, retrospectively experience-rated and service-only funding bases, and specialty health care products, including behavioral, dental and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Second Qtr.	Second Qtr.			First Qtr.
	2005	2004	Change		2005	Change
Adjusted Segment Earnings, After-Tax	$173	$175	(1)%		$205	(16)%
Premiums and Fees	$2,544	$2,690	(5)%		$2,499	2%
Segment Margin, After-Tax[6]	6.0%	5.8%	20	bps	7.2%	(120	) bps

Total Medical Membership	9,014	10,030	(10)%		9,006	--

•
Adjusted segment earnings include favorable prior year claim development of $34 million after-tax for the second quarter 2005 and $50 million after-tax for the second quarter 2004. Excluding prior year claim development, the year-over-year increase in adjusted segment earnings is driven by strong underwriting fundamentals, lower operating expenses and solid specialty health care results, partially offset by the effect of lower membership.

•	The year-over-year decline in Health Care segment premiums and fees is due to lower membership, partially offset by rate increases.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Second Qtr.	Second Qtr.			First Qtr.
	2005	2004	Change		2005	Change
Adjusted Segment Earnings, After-Tax	$59	$48	23%		$59	--
Premiums and Fees	$501	$471	6%		$508	(1)%
Segment Margin, After-Tax	9.5%	8.2%	130	bps	9.5%	--

•
The significant year-over-year increase in adjusted segment earnings primarily reflects better than expected mortality in the group life business. Continued solid disability earnings also contributed to the overall result.

•	Premiums and fees reflect continued solid sales results and strong customer persistency.

International

•	This segment includes CIGNA’s life, accident and health insurance and expatriate benefits businesses operating in selected international markets.

Financial Results (dollars in millions):

	Second Qtr.	Second Qtr.			First Qtr.
	2005	2004	Change		2005	Change
Adjusted Segment Earnings, After-Tax	$25	$20	25%		$30	(17)%
Premiums and Fees	$305	$252	21%		$302	1%
Segment Margin, After-Tax	7.8%	7.4%	40	bps	9.6%	(180	) bps

•	Adjusted segment earnings in the quarter benefited from growth in the life, accident and health insurance businesses, primarily in South Korea, and favorable tax related items.

•	The increase in premiums and fees over the second quarter 2004 is principally due to growth in the life, accident and health insurance and expatriate benefits businesses.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Second Qtr.	Second Qtr.		First Qtr.
	2005	2004	Change	2005	Change
Run-off Retirement	$3	$29	(90)%	$5	(40)%
Run-off Reinsurance	$(10)	$(13)	23%	$(16)	38%
Other Operations	$29	$18	61%	$30	(3)%
Corporate	$(19)	$(42)	55%	$(16)	(19)%

•
The year-over-year decline in Run-off Retirement results is due to lower deferred gain amortization on the sale of the retirement benefits business, reflecting acceleration in prior quarters of underlying contract transfers to the buyer.

•	Run-off Reinsurance results include a reserve increase for workers’ compensation products, partially offset by reinsurance recoverable settlements.

•	The increase in results for Other Operations reflects higher earnings for the corporate-owned life insurance (COLI) business and lower severance and retention accruals.

•
The year-over-year improvement in Corporate is due to lower stock compensation expense, the absence of debt redemption costs and the absence of overhead previously allocated to the sold retirement operations.

OUTLOOK

•
CIGNA currently estimates full year 2005 consolidated adjusted income from operations[3,4,7]to be in the range of $920 million to $980 million, or $7.00 to $7.40 per share[1], including $625 million to $675 million for the Health Care segment.

•
CIGNA currently estimates third quarter 2005 consolidated adjusted income from operations[3,4,7] to be in the range of $185 million to $215 million, or $1.40 to $1.60 per share[1], including $125 million to $145 million for the Health Care segment.

•
CIGNA’s earnings outlook excludes any costs related to CIGNA's expected entry into the Medicare prescription drug program (“Part D”) and the per share outlook excludes the impact of any future share repurchase.

•	Management will provide additional information about the earnings outlook on CIGNA's second quarter 2005 earnings call.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s web site in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call, on which management will review second quarter 2005 results and provide full year and third quarter 2005 outlook, is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/general/about/investor/events.html).

*Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.
In the fourth quarter of 2004, CIGNA adopted the fair value method of accounting for stock-based compensation. Implementation of Statement of Financial Accounting Standards No. 123, as revised in 2004 (SFAS No. 123R), allows for the retroactive application of fair value stock option expensing to all periods. As such, prior period information as presented in this press release is restated as if CIGNA had expensed the fair value of stock options in those periods.

3.
Adjusted income from operations is income from continuing operations before realized investment results and special items (which are identified and quantified in Note 4). Adjusted income from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is income from continuing operations. See Exhibit 2 for a reconciliation, by segment, of second quarter 2005 and 2004 GAAP income from continuing operations to adjusted income from operations.

4.	The special items included in net income and income from continuing operations, but excluded from adjusted income from operations, adjusted segment earnings and the calculation of segment margins are:

Second Quarter 2005

•	After-tax net benefit of $81 million primarily related to the completion of a federal tax audit.
•	After-tax gain of $29 million resulting from the accelerated recognition of a portion of the deferred gain on the sale of CIGNA's retirement benefits business.

First Quarter 2005

•	After-tax gain of $169 million resulting from the accelerated recognition of a portion of the deferred gain on the sale of CIGNA's retirement benefits business.
•	After-tax charge of $33 million related to CIGNA's efforts to streamline its Health Care operations and supporting areas.
•	After-tax net charge of $8 million related to modified coinsurance arrangements for the sale of the retirement benefits business.

5.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $1.3 billion as of June 30, 2005 and $1.6 billion as of December 31, 2004.

6.
Segment margins in this press release are calculated by dividing adjusted segment earnings (income from continuing operations before realized investment results and special items) by revenues excluding realized investment results. Segment margins including special items for the Health Care segment was 6.8% for the three months ended March 31, 2005.

7.
Information is not available for management to reasonably estimate future net income at this time. Third quarter and full year 2005 net income and income from continuing operations will include realized investment results, which are not predictable, and special items. In addition to the first and second quarter 2005 special items noted in footnote 4, special items for 2005 will include any additional accelerated recognition of the deferred gain on the sale of the retirement benefits business and may include additional charges associated with a modified coinsurance arrangement.

Other than these items, information is not available for management to reasonably estimate 2005 special items.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA's filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. Forward-looking statements in this press release include information regarding, among other things, the company's earnings estimates for the full year and third quarter of 2005. You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA's employee benefits businesses;
3.
challenges and risks associated with implementing the improvement initiatives in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected and that health care membership does not stabilize and begin to grow, resulting in significantly greater than expected reductions in medical membership;

4.	risks associated with the amount and timing of gain recognition on the sale of CIGNA's retirement benefits business;
5.
risks associated with pending and potential state and federal health care class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA's businesses and the outcome of pending government proceedings;

6.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses, primarily the health care business;
7.	significant changes in interest rates;
8.	downgrades in the financial strength ratings of CIGNA's insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
9.
limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries' financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.
inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures and forward contracts and in matching such contracts to the underlying equity risk);

11.
adjustments to the reserve assumptions and other considerations (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

12.
adjustments to the assumptions (including annuity election rates) used in estimating CIGNA's assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

13.
significant stock market declines, which could, among other things, result in increased pension expenses in CIGNA's pension plan in future periods and the recognition of additional pension obligations;

14.
unfavorable claims experience related to workers' compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;
16.	changes in federal income tax laws;
17.
potential public health epidemics and bio-terrorist activity, which could, among other things, cause our covered medical expenses and mortality experience to rise significantly, depending on the severity of the event and number of individuals affected who are covered under CIGNA's insurance products;

18.	risks associated with security or interruption of information systems, which could among other things cause operational disruption; and
19.
risk factors detailed in CIGNA's Form 10-K for the fiscal year ended December 31, 2004, and Form 10-Q for the fiscal quarter ended March 31, 2005, including the Cautionary Statement in Management's Discussion and Analysis.

				Exhibit 1

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004 *	2005	2004 *

REVENUES
Premiums and fees	$3,408	$3,508	$6,770	$7,136
Net investment income	331	355	661	958
Other revenues (1)	366	355	1,002	825
Realized investment gains	2	415	19	436
Total	$4,107	$4,633	$8,452	$9,355

ADJUSTED INCOME FROM OPERATIONS (2)
Health Care	$173	$175	$378	$355
Disability and Life	59	48	118	88
International	25	20	55	35
Run-off Retirement	3	29	8	67
Run-off Reinsurance	(10)	(13)	(26)	(23)
Other Operations	29	18	59	36
Corporate	(19)	(42)	(35)	(70)
Total	$260	$235	$557	$488

INCOME (LOSS) FROM CONTINUING OPERATIONS (2)
Health Care	$174	$175	$367	$331
Disability and Life	60	48	120	88
International	32	20	62	36
Run-off Retirement	31	291	205	323
Run-off Reinsurance	(10)	(16)	(25)	(25)
Other Operations	40	28	69	48
Corporate	44	(42)	9	(90)
Total	$371	$504	$807	$711

DILUTED EARNINGS PER SHARE:
Income from continuing operations before realized
investment gains and special items	$1.98	$1.68	$4.22	$3.47

Realized investment gains, net of taxes	0.01	1.91	0.09	2.01
Special items, after-tax	0.83	-	1.80	(0.43)
Income from continuing operations	2.82	3.59	6.11	5.05
Income from discontinued operations	2.66	-	2.65	-
Income before cumulative effect of accounting change	5.48	3.59	8.76	5.05
Cumulative effect of accounting change, net of taxes	-	-	-	(0.98)
Net income	$5.48	$3.59	$8.76	$4.07
Weighted average shares (in thousands)	131,346	140,228	132,032	140,674

SHAREHOLDERS' EQUITY at June 30:			$5,879	$4,367

SHAREHOLDERS' EQUITY PER SHARE at June 30:			$45.73	$31.79

*	2004 results have been restated to reflect the expensing of stock options under the implementation of SFAS 123-R.

(1)	Includes the following items:
-
Pre-tax results from certain derivatives recorded in run-off reinsurance operations ($21 million loss for the second quarter of 2005, $17 million gain for the six months of 2005, $29 million loss for the second quarter of 2004 and $60 million loss for the six months of 2004). CIGNA recorded corresponding offsets in other benefit expenses to adjust liabilities for certain specialty life reinsurance contracts.

-
Experience-rated pension trading portfolio gains recorded in run-off retirement operations prior to sale ($165 million for the six months of 2004). These results are offset by amounts included in other benefit expenses.

-	Pre-tax accelerated amortization ($45 million for the second quarter of 2005 and $305 million for the six months of 2005) of deferred gain on sale of retirement benefits business.
-	Pre-tax benefit of $6 million ($4 million after-tax) for the second quarter and six months of 2005 related to an IRS tax settlement.
(2)	See Exhibit 2 for a reconciliation of adjusted income from operations to income (loss) from continuing operations in accordance with generally accepted accounting principles (GAAP).

CIGNA Corporation								Exhibit 2
Supplemental Financial Information
Adjusted Income from Operations
(Dollars in millions, except per share amounts)

			Disability				Run-off		Run-off
	Health Care		& Life		International		Retirement		Reinsurance
Three Months Ended June 30,	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004

Income (loss) from continuing operations **	$174	$175	$60	$48	$32	$20	$31	$291	$(10)	$(16)

Realized investment results, net of taxes	(1)	-	(1)	-	-	-	1	(262)	-	3

Special items, after-tax:
IRS tax settlement	-	-	-	-	(7)	-	-	-	-	-
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	-	-	(29)	-	-	-

Adjusted income from operations	$173	$175	$59	$48	$25	$20	$3	$29	$(10)	$(13)

							Diluted
	Other						Earnings
	Operations		Corporate *		Consolidated *		Per Share *
Three Months Ended June 30,	2005	2004	2005	2004	2005	2004	2005	2004

Income (loss) from continuing operations **	$40	$28	$44	$(42)	$371	$504	$2.82	$3.59

Realized investment results, net of taxes	-	(10)	-	-	(1)	(269)	(0.01)	(1.91)

Special items, after-tax:
IRS tax settlement	(11)	-	(63)	-	(81)	-	(0.61)	-
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	(29)	-	(0.22)	-

Adjusted income from operations	$29	$18	$(19)	$(42)	$260	$235	$1.98	$1.68

	Health		Disability				Run-off		Run-off
Six Months Ended June 30,	Care		& Life		International		Retirement		Reinsurance
	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004

Income (loss) from continuing operations **	$367	$331	$120	$88	$62	$36	$205	$323	$(25)	$(25)

Realized investment results, net of taxes	(3)	(4)	(2)	(1)	-	(1)	(7)	(267)	(1)	2

Special items, after-tax:
IRS tax settlement	-	-	-	-	(7)	-	-	-	-	-
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	-	-	(198)	-	-	-
Charge for cost reduction programs	14	28	-	1	-	-	-	-	-	-
Charge associated with modified coinsurance arrangement	-	-	-	-	-	-	8	-	-	-
Charge for SOP 03-01	-	-	-	-	-	-	-	11	-	-

Adjusted income from operations	$378	$355	$118	$88	$55	$35	$8	$67	$(26)	$(23)

							Diluted
	Other						Earnings
Six Months Ended June 30,	Operations		Corporate *		Consolidated *		Per Share *
	2005	2004	2005	2004	2005	2004	2005	2004

Income (loss) from continuing operations **	$69	$48	$9	$(90)	$807	$711	$6.11	$5.05

Realized investment results, net of taxes	1	(12)	-	-	(12)	(283)	(0.09)	(2.01)

Special items, after-tax:
IRS tax settlement	(11)	-	(63)	-	(81)	-	(0.61)	-
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	(198)	-	(1.50)	-
Charge for cost reduction programs	-	-	19	20	33	49	0.25	0.35
Charge associated with modified coinsurance arrangement	-	-	-	-	8	-	0.06	-
Charge for SOP 03-01	-	-	-	-	-	11	-	0.08

Adjusted income from operations	$59	$36	$(35)	$(70)	$557	$488	$4.22	$3.47

* 2004 results have been restated to reflect the expensing of stock options resulting from the implementation of SFAS 123-R.

** Income (loss) from continuing operations is presented in accordance with generally accepted accounting principles (GAAP).